Exhibit 99.1

Contact:
Under Armour
Diane Pelkey
(410) 246-5927
dpelkey@underarmour.com

FOR IMMEDIATE RELEASE

UNDER ARMOUR NAMES HENRY STAFFORD AS

SENIOR VICE PRESIDENT, APPAREL

Baltimore, MD, April 22, 2010 – Under Armour (NYSE:UA) announced today that Henry Stafford will join Under Armour as Senior Vice President, Apparel in June 2010. Mr. Stafford has extensive experience in the apparel industry, which includes top positions with American Eagle Outfitters and Old Navy. Mr. Stafford will report to David McCreight, President of Under Armour.

“Henry is a passionate leader with an outstanding track record working with our core consumer,” said Mr. McCreight. “We are committed to driving innovation and global growth, and Henry will play a key role in helping to achieve our brand vision to be the world's #1 performance athletic brand.”

Mr. Stafford served with American Eagle Outfitters for seven years. Most recently, Mr. Stafford was Chief Merchandising Officer, Senior Vice President AE brand and was responsible for implementing strategic direction for all functions of the AE brand. Under his leadership, the AE brand held a strong market position for the 15-25 year-old demographic.

Prior to this, Mr. Stafford was General Merchandise Manager, Senior Vice President Men’s and oversaw all apparel and accessories in Men’s and Women’s for the AE Canadian Division.

“Under Armour is known for delivering the best performance apparel, footwear and accessories in the industry,” said Mr. Stafford. “I am very excited to join Kevin Plank, David and the team, and to be part of a driving force in continuing to build that momentum.”

About Under Armour, Inc.

Under Armour® (NYSE: UA) is a leading developer, marketer, and distributor of branded performance apparel, footwear, and accessories. The Company's products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe. The Under Armour global headquarters is in Baltimore, Maryland, with European headquarters in Amsterdam’s Olympic Stadium, and additional offices in Denver, Hong Kong, Toronto, and Guangzhou, China. For further information, please visit the Company’s website at www.underarmour.com.

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